Exhibit 10.1

March 23, 2017

Priority Fulfilment Services

C/O Mr. Alan Miller

505 Millennium Drive

Allen, TX
75013

RE:Priority Fulfilment Services

1 Steelcase Road West, Markham, ON

Expansion Agreement

Dear Alan,

Further to our discussions on the above mentioned site, we are pleased to present the following Expansion Agreement to you.  This Expansion Agreement will serve to amend the Agreement to Lease dated October 8th 2014 and subsequent Lease Renewal Agreements dated March 11th 2015 and June 20th 2016 between Priority Fulfilment Services of Canada, Inc. (as “Tenant”) and 2145312 Ontario Inc. (as “Landlord”).

Tenant:Priority Fulfilment Services of Canada, Inc.

Landlord:2145312 Ontario Inc.

Premises:Currently approximately 48,000 square feet as hatched on the attached Schedule A.

Expansion Premises:Approximately 10,000 square feet as cross hatched on the attached Schedule A.

Total Premises:Approximately 58,000 square feet

Term of the Expansion Premises:	Commencing May 1st 2017 and expiring August 12th, 2018 to coincide with the expiry of the existing Term of the Premises.

Minimum Rent on Expansion Premises:$3.50 per square foot per annum

Additional Rent on Expansion Premises:

The Tenant shall pay all Additional Rent and other charges and expenses payable pursuant to the Agreement to Lease and any Renewal Agreements currently estimated at $4.25 per square foot on the Expansion Premises at the times and manner provided in the Agreement to Lease and any Renewal Agreements.

Use:AS per existing lease.

Landlord’s Work:

The Tenant acknowledges and agrees that it has examined the Expansion Premises and accepts them in their present state and condition “AS IS” subject to the removal of any of the existing tenant’s fixtures, chattels or inventory.

Tenant’s Work:All work required to ready the Leased Premises for the Tenant’s use.

Insurance:

The Tenant shall take out and keep in force such additional insurance coverage on the Expansion Premises as may be reasonably required by the Landlord in accordance with the terms of the Agreement to Lease.

Landlord’s Condition:

This Expansion Agreement shall be conditional in favour of the Landlord on the Landlord obtaining vacant possession of the Expansion Premises on terms satisfactory to itself in its sole and absolute discretion by April 30, 2017.  The Tenant will be notified in writing with Landlord’s waiver or non-waiver of this Condition.

All other terms and conditions of the Agreement to Lease and subsequent Lease Renewal Agreements shall remain the same and in full force and effect and shall now apply equally to the Expansion Premises.

Once a signed copy of this Expansion Agreement is returned to the Landlord, final approval from its executive is required. Landlord’s executive may accept or reject this Expansion Agreement in their sole discretion.  If accepted by the Landlord, then this Expansion Agreement shall form a binding agreement.  If rejected by the Landlord, then this Expansion Agreement shall be null and void and have no further force or effect.

Yours truly,

Liberty Development Corporation

Ryan Mitz

Vice President, Commercial Leasing and Sales

I/We confirm our agreement with the above terms and conditions.

DATED this __23rd___day of ____March____, 2017

TENANT:	Priority Fulfilment Services of Canada, Inc.

Per:________/s/ Zach Thomann__________________________

Name: Zach Thomann

Title: SVP Operations

I have authority to bind the Tenant

DATED this _29th___day of _March_______, 2017

LANDLORD: 2145312 Ontario Inc.

Per:______/s/ Latif Fazel___________________________________

Name: /s/ Latif Fazel

Title:  ASO

I have authority to bind the Landlord

Schedules forming a part hereof:Schedule “A” – Building Plan